Execution Version

Certain identified information has been omitted from this exhibit because it is not material and of the type that the reigstrant treats as private or confidential. [***] indicates that information has been omitted.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement"), dated as of January 8, 2023 (the “Effective Date”), is by and between GreenLight Biosciences, Inc., a Delaware corporation (“GreenLight”), and EpiVax Therapeutics, Inc., a Delaware corporation (“EVT” and collectively, the "Parties," or each, individually, a "Party").

WHEREAS, GreenLight and EVT desire to jointly and collaboratively research, develop and commercialize one or more Products (as defined below) in the Field (as defined below) as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Definitions. For purposes of this Agreement, the following terms have the following meanings:
1.1
"Additional Indication" means any indication other than the Initial Indication that the Parties agree to incorporate into the Development Plan and Budget in accordance with Section 4.6.
1.2
"Adverse Event" has the meaning set forth in 21 C.F.R. § 312.32 and generally means any unintended and unfavorable medical occurrence associated with the use of a Product in a human patient or subject who is administered a Product, whether or not considered related to such Product.
1.3
"Affiliate" of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, the term "control" means the power to direct or cause the direction of the management and policies of a Person, direct or indirect ownership of more than fifty percent (50%) of the voting securities of a Person, and "controlled by" and "under common control with" have correlative meanings.
1.4
"Agreement" has the meaning set forth in the preamble.
1.5
"Annual Period" means each period of twelve (12) consecutive months beginning on January 1.
1.6
"Background Patent" means, individually or collectively, the GreenLight Background Patent and EVT Background Patent licensed under Section 2.1.

1.7
"Background Technology" means, individually or collectively, the GreenLight Background Technology and EVT Background Technology licensed under Section 2.1.
1.8
"Business Day" means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, NY are authorized or required by Law to be closed for business.
1.9
"Change of Control" means, with respect to a Party: (a) an acquisition, reorganization, merger, or consolidation of such Party by or with a Third Party in which the holders of the voting securities of such Party outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates (if applicable), becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party's assets.
1.10
"Clinical Trial" means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, postmarketing study, or other clinical study conducted to obtain Regulatory Approval or for submission in a Regulatory Filing, as applicable.
1.11
"Collaboration" means the alliance between GreenLight and EVT established for the purpose of exclusively working together on the Development and Commercialization of Products and each Party's exercise of its rights and performance of its obligations in connection therewith under this Agreement.
1.12
"Collaboration IP Costs" means: (a) any Out-of-Pocket Costs incurred during the Term in connection with the Prosecution and Maintenance of, or in the conduct of any Enforcement Action in respect of, any Background Patent or Collaboration Patent Covering any Product; and (b) any license fees, royalties, or other amounts payable under any Third-Party License related to a Product during the Term.
1.13
"Collaboration Know-How" means all inventions (whether or not patentable), works of authorship (whether or not copyrightable), and Know-How invented, created, conceived, developed, or otherwise made by a Party's or its Affiliates' employees, agents, or independent contractors in the course of the Collaboration.
1.14
"Collaboration Patents" means any Patent Rights Covering Collaboration Know-How.
1.15
"Collaboration Technology" means Collaboration Know-How and Collaboration Patents.
1.16
"Commercialization" means the conduct of any and all activities, whether before or after Regulatory Approval has been obtained, directed to the promotion, marketing, commercial sale, distribution, or importation for commercial sale of a pharmaceutical product, including commercial Manufacturing, pricing, reimbursement, advertising, sales and distribution, sales force training, detailing, scientific and medical affairs, inventory management, order processing, invoicing, handling, delivery, customer support, returns and recalls, and regulatory activities related to any of the foregoing. "Commercialize" means to engage in Commercialization.
1.17
"Commercialization Costs" means, with respect to any Product, FTE Costs and Out-of-Pocket Costs incurred by or on behalf of a Party or any of its Sublicensees in conducting Commercialization activities under and in accordance with the Commercialization Plan and Budget (whether incurred prior to or following the First Commercial Sale of such Product). Without limiting the foregoing, Commercialization Costs include: (a) Manufacturing Costs of such Product Manufactured for Commercialization purposes; (b) FTE Costs and Out-of-Pocket Costs incurred for maintenance of Regulatory Approvals for such Product including any post-marketing study; (c) costs attributable to recruiting, hiring, and maintaining a sales force of representatives for Commercialization of the Products; (d) Collaboration IP Costs attributable to Commercialization of such Product; (e) Out-of-Pocket Costs associated with recall or withdrawal of such Product, other than those covered by a Party's indemnification obligation under Section 10; and (f) Losses specifically identifiable and reasonably allocable to the Commercialization of such Product, other than those covered by a Party's indemnification obligations under Section 11. In no event will a particular cost or expense be counted more than once as part of calculating Commercialization Costs even if falling under more than one category of Commercialization Costs hereunder. For clarity, Commercialization Costs do not include Development Costs.
1.18
"Confidential Information" means all non-public, confidential, or proprietary information and materials of a Party or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such information and materials are marked, designated, or otherwise identified as "confidential" and includes any information and materials that, due to the nature of the subject matter or circumstances surrounding the disclosure thereof, would reasonably be understood to be confidential or proprietary. Without limiting the foregoing, Confidential Information includes the terms and existence of this Agreement (including all correspondence, communications, and notices provided hereunder), all Collaboration Technology and Material, and all non-public information included in any Regulatory Materials or disclosed in any Committee or working group meeting.

Confidential Information does not include information or materials that the receiving Party can demonstrate by documentation: (w) was already known to the receiving Party without restriction on use or disclosure prior to the disclosure of such information directly or indirectly by or on behalf of the disclosing Party; (x) was or is independently developed by the receiving Party without reference to or use of any Confidential Information of the disclosing Party; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the receiving Party or its Affiliates or Representatives; or (z) was disclosed to the receiving Party by a Third Party who was not, at the time of disclosure, under any obligation to the disclosing Party or any other Person to maintain the confidentiality of such information.

1.19
"Control" means, with respect to any Intellectual Property Rights, the possession by a Party, whether by ownership or license (other than a license granted to such Party under this Agreement), of the right to grant access to or a license (or sublicense) under such Intellectual Property Rights on the terms and conditions set forth in this Agreement.
1.20
"Controlling Party" means the Party having the right to bring and control an Enforcement Action under Section 7.3.
1.21
"Cover" means, as to a particular subject matter and a Valid Claim of a relevant Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, selling, offering for sale, or importation of such subject matter would infringe such Valid Claim.
1.22
"Development" means the conduct of any and all activities directed to non-clinical, preclinical, or clinical research and development relating to pharmaceutical products, including drug discovery, identification, research, engineering, characterization, development, modification, optimization, drug metabolism and pharmacokinetics, toxicology, pharmacology, statistical analysis and report writing, development-stage Manufacturing, formulation development and optimization, Clinical Trials, preparation and submission of INDs and NDAs, regulatory affairs with respect to the foregoing, and all other activities necessary to seek, obtain, and maintain Regulatory Approval. "Develop" means to engage in Development.
1.23
"Development Costs" means, with respect to any Product, FTE Costs and Out-of-Pocket Costs incurred by or on behalf of a Party or any of its Affiliates in conducting Development activities under and in accordance with a Development Plan and Budget. Without limiting the foregoing, Development Costs include: (a) Manufacturing Costs of such Product Manufactured for Development purposes; (b) FTE Costs and Out-of-Pocket Costs incurred in the preparation and filing of Regulatory Filings of such Product; (c) FTE Costs and Out-of-Pocket Costs incurred in the conduct of Clinical Trials; (d) Collaboration IP Costs attributable to Development of such Product; and (e) Losses specifically identifiable and reasonably allocable to the Development of such Product, other than those covered by a Party's indemnification obligations under Section 10. In no event will a particular cost or expense be counted more than once as part of calculating Development Costs even if falling under more than one category of Development Costs hereunder. For clarity, Development Costs do not include Commercialization Costs. For purposes of clarity, notwithstanding anything to the contrary, pursuant to Section 7.2, at all times during the Term of this Agreement, the Prosecution and Maintenance of GreenLight Background Patents and GreenLight Collaboration Patents is solely an expense of GreenLight, and the Prosecution and Maintenance of EVT Background Patents and EVT Collaboration Patents is solely an expense of EVT.
1.24
"Divest" means [***].
1.25
"EVT Background Know-How" means all Know-How that is: (a) Controlled by EVT or its Affiliates as of the Effective Date or arises outside of the Collaboration at any time during the Term; and (b) necessary or reasonably useful for or otherwise used by or on behalf of GreenLight or its Affiliates in the Development, Manufacture, or Commercialization of any

Product in the Field in the Territory. EVT Background Know-How does not include Collaboration Know-How.
1.26
"EVT Background Patents" means all Patent Rights Controlled by EVT or its Affiliates as of the Effective Date or at any time during the Term that Cover any EVT Background Know-How, including the patents and patent applications listed on Schedule A.
1.27
"EVT Background Technology" means EVT Background Know-How and EVT Background Patents, including [***] listed on Schedule A.
1.28
“EVT Collaboration Technology” means [***].
1.29
"EVT Technology" means: (a) EVT Background Technology; (b) EVT Collaboration Technology; and (c) EVT's interest in any Joint Collaboration Technology.
1.30
"FDA" means the United States Food and Drug Administration and any successor thereto.
1.31
"FFDCA" means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.32
"Field" means the treatment of diseases through mRNA oncology vaccines (whether therapeutic, prophylactic or otherwise.
1.33
"First Commercial Sale" means, with respect to any Product in any jurisdiction in the Territory, the first arm's length sale of such Product in the Field in the Territory by a Party or its Sublicensees to a Third Party after Regulatory Approval for such Product in the Field in such jurisdiction has been granted. First Commercial Sale does not include any sale or other distribution for use in a Clinical Trial or other Development activity, promotional use (including samples).
1.34
"FTE" means the equivalent of one (1) full-time person working for a twelve (12) month period (consisting of forty (40) hours of dedicated effort weekly, excluding vacations, holidays and personal time or sick days, and hence forty (40) hours of dedicated effort weekly for at least 48 weeks in an Annual Year). Any individual who dedicates less than forty (40) hours weekly per twelve (12) month period will count as an FTE on a pro rata basis, based on the actual number of hours worked each week by such individual divided by forty (40) and averaged over 48 weeks. Overtime, work on weekends, holidays and the like will not be counted with any multiplier toward the number of hours that are used to calculate the FTE contribution. For clarity, no individual will count as more than one (1) FTE for any (12)-month period.
1.35
"FTE Cost" means, with respect to Development, Manufacturing, or Commercialization activities conducted hereunder in any period, the amount obtained by multiplying (a) the number of FTEs used by a Party to perform the applicable activities during such period by (b) the applicable FTE Rate.

1.36
"FTE Rate" means an initial rate per Annual Period (pro-rated for the period beginning on the Effective Date and ending on the last day of the first Annual Period of the Term) as determined and mutually agreed upon by the Parties with respect to the FTEs performing work under this Agreement; provided, that in no event shall the FTE Rate include the value of any equity compensation or other non-cash compensation to such FTE.
1.37
"GAAP" means United States generally accepted accounting principles consistently applied.
1.38
"GMP" or "cGMP" means current good manufacturing practices, as defined in the United States Code of Federal Regulations Parts 210, 211, 212, 600, 601, and 610, the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, and the corresponding FDA requirements. It also includes any requirements in the Federal Food, Drug, and Cosmetic Act Section 501(a)(2)(B) for drugs and the Public Health Service Act for biologics. For finished human drugs, the term includes the applicable requirements under 21 C.F.R. Sections 210 and 211. For biologics, the term includes the applicable requirements under 21 C.F.R. Sections 600-680.
1.39
"Governmental Authority" means any federal, state, national, provincial, or local government, or political subdivision thereof, or any agency or instrumentality of a government or a collection of governments, such as without limitation the European Union, or of a political subdivision (including without limitation any Regulatory Authority, including further without limitation the European Medicines Agency (EMA)), or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.
1.40
"GreenLight Background Know-How" means all Know-How that is: (a) Controlled by GreenLight or its Affiliates as of the Effective Date or arises outside of the Collaboration at any time during the Term; and (b) necessary or reasonably useful for, or otherwise used by or on behalf of EVT or its Affiliates in, the Development or Commercialization of any Product in the Field in the Territory. GreenLight Background Know-How does not include Collaboration Know-How.
1.41
"GreenLight Background Patents" means all Patent Rights Controlled by GreenLight or its Affiliates as of the Effective Date or at any time during the Term that Cover any GreenLight Background Know-How, including the patents and patent applications listed on Schedule B.
1.42
"GreenLight Background Technology" means GreenLight Background Know-How and GreenLight Background Patents, including [***] listed on Schedule B.
1.43
“GreenLight Collaboration Technology” means [***].
1.44
"GreenLight Technology" means: (a) GreenLight Background Technology; (b) GreenLight Collaboration Technology; and (c) GreenLight's interest in any Joint Collaboration Technology. For the avoidance of doubt, [***].

1.45
"Indemnified Party" means a GreenLight Indemnified Party or an EVT Indemnified Party.
1.46
"Initial Indication" means bladder cancer or bladder carcinoma.
1.47
"Intellectual Property Rights" means rights in Know-How, Patent Rights, trademarks, copyrights, and other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction in the Territory.
1.48
"Know-How" means all inventions, discoveries, developments, improvements, modifications, processes, methods, techniques, formulas, formulations, protocols, data (including pharmacological, biological, chemical, biochemical, stability, technical, and test data), information, technology, materials (including chemical or biological materials), cell lines, cells, antibodies or other proteins, compounds, probes, nucleic acid or other sequences, algorithms, results, ideas, and other know-how and any documentation thereof (including related papers, invention disclosures, laboratory notebooks, drawings, flowcharts, diagrams, specifications, statistical analysis, and reports), in each case whether or not copyrightable or patentable, and whether in written, electronic, oral, or any other tangible or intangible form or medium.
1.49
"Law" means any national, supranational, regional, federal, state, or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, guidance, directive, permit (including any Regulatory Approval), or other requirement of any Governmental Authority (including any Regulatory Authority).
1.50
"Losses" means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, that are incurred by an Indemnified Party.
1.51
"Manufacturing" means the conduct of any and all activities directed to the production and manufacture of an active ingredient or pharmaceutical product or any component thereof, including test method development and stability testing, formulation, manufacturing process development, chemistry, manufacturing, and controls, qualification and validation, scale-up, manufacturing any product in bulk or finished form, fill, finish, packaging, labeling, quality assurance and quality control activities, testing, release, shipment, and warehousing, and regulatory activities related to any of the foregoing. "Manufacture" means to engage in Manufacturing.
1.52
"Manufacturing Costs" means the fully burdened manufacturing cost, calculated in accordance with GAAP, of producing or obtaining supply of Products for use in Development or Commercialization under this Agreement, including labor and material costs, quality assurance and control expenses, and allocable facilities costs.
1.53
"Net Sales" means, with respect to any Product, the gross amounts invoiced for sales or other dispositions of such Product by a Party or any of its Sublicensees to Third Parties for use in the Field in the Territory, less the sum of the following deductions and offsets that are actually incurred, allowed, accrued, paid, or taken and are allocated with respect to such sale or disposition: (a) trade, quantity, and cash discounts or refunds; (b) tariffs, duties, excises, value added tax and other sales taxes imposed by any Governmental Authority (which does not include income, withholding, or similar taxes); (c) costs of freight, carrier insurance, and other transportation charges; (d) amounts allowed or credited on returns, rebates, chargebacks, and other retroactive adjustments; and (e) allowances or credit on account of governmental requirements, rejection, outdating, recalls, or return of such Product.

For purposes of calculating Net Sales, a Product will be deemed to be sold when billed or invoiced. All calculations of Net Sales must be in accordance with GAAP and based on, or valued as if based on, bona fide arm's length transactions and not on any bundled, loss-leading, or other blended or artificial selling or transfer price. Transfers by a Party of Products to an Affiliate or Sublicensee for internal use (but not resale) by the Affiliate or Sublicensee will be treated as sales by such Party at such Party's list price. Net Sales do not include sales or transfers by a Party to its Sublicensees or Affiliates for resale; provided that the Net Sales calculation will include the amounts invoiced by such Sublicensee or Affiliate on the resale of such Products. Net Sales do not include transfers or dispositions of Products for use in a Clinical Trial or other Development activity, promotional use (including samples). In the event a Product is sold as a Combination Product (with “Combination Product” meaning the Product in combination with another active ingredient(s) that is / are not a Product under this Agreement) in a given country, if during the Annual Period when the Combination Product is sold, one or more Products in the absence of combination are also sold, the Net Sales attributable to such Combination Product during such Annual Period in such country shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the average sale price in such country during such Annual Period of the corresponding Product(s) sold in the absence of combination and B is the average sale price during such Annual Period in such country of the other active ingredient(s) or product(s) in the Combination Product that are not a Product so that A+B is the average sale price of all the Products and active ingredient(s) or product(s) together.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or any discounts, in each case that are credited, discounted, or reimbursed on a portfolio of product offerings, all such rebates, discounts and other forms of reimbursements will be allocated among all the products in such portfolio on the basis on which such rebates, discounts, and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with the applicable Party's or its Sublicensee's existing allocation method and applicable Law, including any price reporting Laws.

1.54
"Out-of-Pocket Costs" means amounts paid to Third Parties in connection with Development, Manufacturing, or Commercialization activities conducted hereunder, including filing, maintenance, and other fees paid to Regulatory Authorities. Out-of-Pocket Costs do not include payments for a Party's internal expenses or a Party's out-of-pocket payments for salaries or benefits, facilities, utilities, general office or facility supplies, insurance, information technology, capital expenditures, or the like.
1.55
"Patent Rights" means all rights and interests in issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions (including patent term extensions), or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and utility models).
1.56
"Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.
1.57
"Phase 1 Clinical Trial" means a study in humans providing for the first introduction into humans of a product, conducted in healthy volunteers or patients to generate information on product safety, tolerability, pharmacological activity, or pharmacokinetics, or otherwise consistent with the requirements of 21 C.F.R. § 312.21(a) or its foreign equivalents.
1.58
"Phase 2 Clinical Trial" means a study in humans of the safety, dose ranging, and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase 3 Clinical Trial or to file for accelerated approval, or otherwise consistent with the requirements of 21 C.F.R. § 312.21(b) or its foreign equivalents.
1.59
"Phase 3 Clinical Trial" means a study in humans that is prospectively designed, together with prior data, to demonstrate statistically whether a product is safe and effective for use in a particular indication in a manner sufficient to file for Regulatory Approval, or otherwise consistent with the requirements of 21 C.F.R. § 312.21(c).
1.60
"Pre-Tax Profit (Loss)" means, with respect to any Product, Net Sales of such Product plus any recoveries from an Enforcement Action less Commercialization Costs directly attributable/reasonably allocable to such Product (whether incurred prior to or following the First Commercial Sale of such Product), before application of any income Taxes or other direct Taxes.
1.61
"Product" means [***].
1.62
"Prosecuting Party" means the Party having the right to Prosecute and Maintain any Collaboration Patent under Section 7.2.
1.63
"Prosecution and Maintenance" means all activities associated with the preparation, filing, prosecution, and maintenance of Patent Rights, together with the conduct of interferences, derivation proceedings, pre- and post-grant proceedings, inter partes reviews, the defense of oppositions or nullity proceedings and other similar proceedings with respect to Patent Rights (but excluding the defense of challenges to any Patent Rights as a counterclaim in an infringement proceeding), and any appeals therefrom. For clarity, "Prosecution and Maintenance" or "Prosecute and Maintain" does not include any Enforcement Action.
1.64
"Publication" means any: (a) publication in a journal or periodical; (b) abstract to be presented to any audience; (c) presentation at any conference, including slides and texts of oral or other public presentations; or (d) other oral, written, or electronic public or external disclosure, in each case concerning the Parties' Development activities or results relating to any Product.

1.65
"Quarterly Period" means each period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.
1.66
"Regulatory Approval" means all technical, medical, and scientific licenses, registrations, and approvals (including pricing and reimbursement approvals) necessary for the Commercialization of a Product in the Territory.
1.67
"Regulatory Authority" means the FDA and any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, or other Governmental Authority involved in granting Regulatory Approval in the Territory.
1.68
"Regulatory Exclusivity" means any exclusive marketing rights or data exclusivity rights (other than Patent Rights) conferred by any Regulatory Authority or by applicable Law with respect to a pharmaceutical product, including any new clinical data exclusivity, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, reference product exclusivity, or pediatric exclusivity.
1.69
"Regulatory Filings" means all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, research, Development, registration, Manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of a Product made to or received from any Regulatory Authority in a regulatory jurisdiction.
1.70
"Regulatory Materials" means all Regulatory Filings, Regulatory Approvals, correspondence, meeting minutes, and other materials reflecting submissions or communications with a Regulatory Authority concerning any Product.
1.71
"Representative" means a Party's employees, officers, directors, consultants, and legal, technical, and business advisors.
1.72
"Safety/Efficacy Issue" means, with respect to any Product, that: (a) the risk/benefit profile (based on the observation of an Adverse Event or otherwise) of such Product is so unfavorable that it would pose an unacceptable risk of harm in humans to Develop or Commercialize such Product; or (b) the efficacy of such Product is so minimal that it would not be commercially reasonable to continue to Develop such Product.
1.73
"Sublicensee" means a Person to whom GreenLight or EVT has granted a sublicense in accordance with Section 2.2.
1.74
"Taxes" shall mean any present or future taxes, levies, imposts, duties, charges, withholdings, assessments, or fees of any nature (including interest, penalties and additions thereto).
1.75
"Territory" means worldwide.

1.76
"Third Party" means a Person other than a Party or a Party's Affiliate.
1.77
"Valid Claim" means a claim of an issued and unexpired Patent Right that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, inter partes review, post-grant review, or disclaimer or otherwise.
2.
Licenses.
2.1
Grants.
(a)
Grant by GreenLight. Subject to the terms and conditions of this Agreement, GreenLight hereby grants to EVT, during the Term, a co-exclusive (together with GreenLight), royalty-free license, with the right to grant sublicenses in accordance with Section 2.2, under the GreenLight Technology to: (i) Develop and have Developed the Products; and (ii) use, sell, offer to sell, have sold, import and otherwise Commercialize the Products, in each case solely for purposes of performing activities as set forth in this Agreement during the Term in the Field in the Territory.
(b)
Grant by EVT. Subject to the terms and conditions of this Agreement, EVT hereby grants to GreenLight, during the Term, a co-exclusive (together with EVT), royalty-free license, with the right to grant sublicenses in accordance with Section 2.2, under the EVT Technology to: (i) Develop and have Developed the Products; (ii) make, have made, and otherwise Manufacture the Products; and (iii) use, sell, offer to sell, have sold, import and otherwise Commercialize the Products, in each case solely for purposes of performing activities as set forth in this Agreement during the Term in the Field in the Territory.
(c)
Co-Exclusivity. For purposes of the license grants under this Section 2.1, "co-exclusive" means:
(i)
[***]; and
(ii)
[***].
(iii)
[***].
2.2
Sublicensing and Subcontracting.
(a)
Permitted Sublicensing. Each Party may grant sublicenses under the rights and licenses granted in Section 2.1 to any of its Affiliates, without the prior consent of the other Party, but with prior notice to the other Party, to perform such Party’s obligations under this Agreement for or on behalf of such Party; provided that (i) any such sublicense will automatically and immediately terminate if such Sublicensee ceases to be an Affiliate of such Party; and (ii) any Third Party that becomes an Affiliate of such Party after the Effective Date will be treated as an unaffiliated Third

Party for purposes of this Section 2.2(a), and such Party may only grant a sublicense to such Third Party with the prior written consent of the other Party.
(b)
Permitted Subcontracting. Each Party may engage one or more Third Parties as contract service providers to perform such Party’s obligations under this Agreement for or on behalf of such Party (each, a “Subcontractor”), and grant a sublicense to such Subcontractor, without the prior consent of the other Party, solely to the extent necessary for such Subcontractor to perform such obligations; provided that, (i) prior to engaging any Subcontractor, the subcontracting Party shall notify the other Party and the Committee and shall consider in good faith any objections such other Party may have; and (ii) any subcontract entered into by a Party will not relieve such Party of any obligations delegated thereunder.
(c)
Sublicense Requirements. All sublicenses granted under this Section 2.2 must: (i) be in writing and be subject to and consistent with the applicable terms and conditions of this Agreement; (ii) provide for (A) assignment of Intellectual Property Rights consistent with the sublicensing Party’s obligations under Section 7.1(f); and (B) protection of Confidential Information at least as stringent as those contained in Section 8; (iii) contain a representation and warranty that any Sublicensee has not been debarred or disqualified and is not the subject of any pending or threatened debarment or disqualification proceedings or other notice of non-compliance or enforcement action by any Regulatory Authority; and (iv) prohibit any further sublicensing without the prior written consent of the other Party. Each Party shall provide to the other Party a true and complete copy of each sublicense, and any amendment to any sublicense, which copy may redact financial or other commercially sensitive terms.
(d)
Compliance of Sublicensees and Subcontractors. Each Party is responsible for the compliance of its Sublicensees and Subcontractors with the terms and conditions of this Agreement, and any act or omission of a Sublicensee or Subcontractor that would be a material breach of this Agreement if performed by such Party will be deemed to be a material breach by such Party.
2.3
Competing Products.
(a)
[***]
(b)
[***]
(i)
[***]
(ii)
[***]; and
(iii)
[***]

2.4
No Implied Licenses. Except as expressly set forth in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any license or other right to any Intellectual Property Rights of such Party or its Affiliates.
2.5
[***]
3.
Governance.
3.1
Joint Steering Committee. Within ten (10) days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC” or the “Committee”) to manage the strategic direction of the Collaboration and oversee the Parties’ activities under this Agreement. The JSC will:
(a)
act as a joint consultative body and consider any matters brought to its attention by the Parties;
(b)
perform such other functions in furtherance of the Collaboration’s objectives as may be mutually agreed upon by the Parties in writing;
(c)
set overall strategic objectives and plans for Development of Products in the Field in the Territory;
(d)
review, discuss, and approve the Development Plan and Budget and any amendments, revisions, or updates thereto;
(e)
review and comment on all Regulatory Filings for Products in the Field in the Territory submitted by the Regulatory Lead to the JSC in accordance with Section 4.9(a);
(f)
discuss the status, progress, and results of each Party’s Development activities under this Agreement and evaluate each Party’s performance against the then-current Development Plan and Budget;
(g)
be a forum for discussion and exchange of information and analysis between the Parties concerning Development of the Products;
(h)
perform such other functions in furtherance of the Collaboration’s objectives as may be mutually agreed upon by the Parties in writing;
(i)
set overall strategic objectives and plans for Commercialization of Products in the Field in the Territory;
(j)
review, discuss, and approve the Commercialization Plan and Budget and any amendments, revisions, or updates thereto;
(k)
review and comment on any Promotional Materials in accordance with Section 5.5;

(l)
evaluate each Party’s performance against the then-current Commercialization Plan and Budget;
(m)
be a forum for discussion and exchange of information and analysis between the Parties concerning Commercialization of the Products; and
(n)
perform such other functions in furtherance of the Collaboration’s objectives as the Parties may mutually agree upon in writing.
3.2
Members. Each Party shall appoint two (2) of its executives or managers to serve as its representatives on the JSC, each of whom must have appropriate expertise, experience, and authority to make decisions on behalf of the appointing Party with respect to issues falling within the jurisdiction of the Committee. The Parties may change the total number of representatives on the Committee by mutual agreement; provided, that at all times there will be an equal number of representatives of each Party on such Committee. An individual representative of a Party may act as a member of multiple Committees simultaneously. Each Party shall notify the other Party of its initial JSC representatives within ten (10) days after the Effective Date. Each Party may change its Committee representatives at any time by notice to the other Party.
3.3
Meetings. The Committee will meet as needed but not less than every month during the Term. Committee meetings will be held at such times and places or in such form, including by telephone or video conference, as the Committee determines. Any Committee member may designate a substitute of equivalent experience and seniority to attend and perform the functions of that Committee member at any Committee meeting on notice to the other Party at least two (2) Business Days before such Committee meeting. Each Party may invite additional Representatives to attend Committee meetings as observers or to make presentations, in each case without any voting authority, with prior notice to the other Party..
3.4
Alliance Managers. Each Party shall appoint a Representative who may also be a Committee member (see Section 3.2) to serve as such Party’s primary liaison (each, an “Alliance Manager”) with the other Party for all matters relating to the Collaboration and to facilitate communication and collaboration between the Parties. Each Party may replace its Alliance Manager at any time by providing notice to the other Party. The Alliance Managers will be entitled to attend all Committee meetings and each Alliance Manager may bring any matter to the attention of the applicable Committee if such Alliance Manager reasonably believes that such matter requires such Committee’s attention. Each Party shall notify the other Party of its initial Alliance Manager within three (3) days after the Effective Date.
3.5
Decision-Making.
(a)
[***]
(b)
[***]
3.6
Limitations on Committee Authority. The Committee will have only the powers expressly delegated to it in this Section 3 and will have no authority to: (a) amend, modify, or waive compliance with this Agreement; or (b) act on behalf of either Party in relation to any

Third Party. Each Party will retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion will be delegated to or vested in the Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties otherwise expressly agree in writing.
3.7
Expenses. Each Party will bear all expenses it incurs in participating in any Committee or working group meeting, including all travel and living expenses, and such expenses will not be considered a Development Cost or Commercialization Cost.
4.
Development.
4.1
Development Plan and Budget.
(a)
The Parties shall conduct all Development of Products in the Field in the Territory in accordance with a written plan prepared by the Committee (each such plan, as updated or amended from time to time in accordance with Section 4.6,“a "Development Plan and Budget").
(b)
Attached as Schedule C is the Parties’ initial non-binding working development plan for the first ninety (90) days after the Effective Date, which may be modified or amended by the Parties. The initial Development Plan and Budget for the first Product for the Initial Indication, which includes the Development strategy, allocation of responsibility, and Development Costs in connection therewith to be conducted will be prepared and approved by the JSC within ninety (90) days following the Effective Date. The JSC shall prepare an initial Development Plan and Budget for other Products at a time mutually agreed by the Parties.
(c)
Each Development Plan and Budget will set out:
(i)
the identity of the Product and each indication for Development;
(ii)
a coordinated Development strategy for the Product through Regulatory Approval in the Territory, including a timeline and reasonably detailed description of the Development program;
(iii)
the allocation of responsibility between the Parties for all Development activities that the Parties agree to conduct for such Product;
(iv)
a Manufacturing plan for clinical supply of such Product until receipt of Regulatory Approval; which shall provide, among other things, that GreenLight, if it so elects, is the sole and exclusive manufacturer for any Manufacturing activities needed with respect to any such Product (each, a “Clinical Manufacturing and Supply Plan”); and

(v)
a good faith estimated budget for all Development activities, including the Development Costs for such Product and the number of FTEs committed by each Party and anticipated Out-of-Pocket Costs.
4.2
Allocation of Development Activities. [***].
4.3
Clinical Manufacturing and Supply [***].
4.4
Development Efforts.
(a)
Each Party shall perform, directly or through its Sublicensees or Subcontractors (to the extent permitted herein), the Development activities allocated to it under each Development Plan and Budget in accordance with the timelines and budgets set forth therein, and to cooperate with the other Party in carrying out such activities.
(b)
Subject to the terms and conditions of this Agreement including Section 9.3, each Party will have day-to-day operational control over the performance of its respective Development activities.
(c)
Notwithstanding anything to the contrary contained herein, if either Party believes in good faith that performance of a particular Development activity would violate applicable Law or that a Safety/Efficacy Issue exists with respect to any Product, then such Party shall notify the other Party. The Parties shall then discuss the matter; provided, however, that GreenLight shall, in its sole discretion, shall determine whether to terminate, suspend, modify, or continue such Development activity or amend the Development Plan and Budget for such Product as a result of any Safety/Efficacy Issue.
4.5
Reporting. The Parties shall keep the JSC fully informed of their and their Sublicensees’ Development activities with respect to the Products in the Field in the Territory. Without limiting the foregoing, at each JSC meeting, each Party shall report on Development activities conducted by or on behalf of such Party and its Sublicensees with respect to each Product since the last JSC meeting. Such reports must be at a level of detail reasonably requested by the JSC and sufficient to enable the JSC to determine the Party’s progress against the Development Plan and Budget. [***]. The Parties shall promptly respond to the JSC’s questions or requests for additional information relating to such Development activities.
4.6
Updates and Amendments.
(a)
At least once each Quarterly Period, the JSC shall review each then-current Development Plan and Budget and each Party’s and its Sublicensee’ performance under such Development Plan and Budget. The JSC may prepare amendments to any Development Plan and Budget from time to time to reflect such performance.
(b)
Each Party may propose to the JSC amendments to the Development Plan and Budget for any Product to include: (i) one or more Additional Indications; (ii) one or more new dosage amounts; (iii) additional non-clinical studies or Clinical Trials for such Product; or (iv) other specific changes to the Development activities (and associated budget) for Development of such Product. The JSC shall consider any such proposal in good faith and may amend any Development Plan and Budget from time to time to implement any such proposal.
(c)
No later than thirty (30) days prior to the end of each Annual Period, the JSC shall prepare an updated Development Plan and Budget for each Product in Development for the following Annual Period. As part of the annual update of each Development Plan and Budget, the JSC shall prepare an updated budget for the following Annual Period and a forecast of the annual budgets until receipt of Regulatory Approval for the Product and indication covered by the applicable Development Plan and Budget.
(d)
The Development Plan and Budget may only be amended by the JSC in accordance with Section 3.53.5(a). Each amended and updated Development Plan and Budget will be effective and supersede the previous Development Plan and Budget as of the date of such approval.
4.7
Material Transfer. Each Party shall provide the other Party reasonable access to tangible biological or other research materials or information it is responsible to provide under the Development Plan and Budget (collectively, “Material”). The JSC shall determine the format and timeline for the transfer of such Material. Except as otherwise expressly agreed by the Parties in writing, all Material provided by a Party under this Agreement: (a) will remain the sole property and Confidential Information of such Party; and (b) may be used by the other Party solely for the purpose of performing Development activities in accordance with the Development Plan and Budget (and for no other purpose) and subject to the terms and conditions of this Agreement. Except as expressly set out in the Development Plan and Budget, a Party receiving Material of the other Party under this Agreement shall not: (i) transfer, distribute, or otherwise provide access to such Material to any Third Party other than a Subcontractor to the extent permitted herein; (ii) commingle such Material with any other materials from any other source; or (iii) analyze, modify, or attempt to reverse engineer or design around the sequence, structure, or composition of such Material, or generate analogs, derivatives, or formulations based on such Material.
4.8
Safety Data Exchange and Reporting. At least thirty (30) days prior to the initiation of the first Clinical Trial for a Product, the Parties shall jointly develop a plan regarding: (i) the receipt, investigation, recording, review, communication, reporting, and exchange between the Parties of Adverse Events, quality complaints, and other safety data relating to the Products; and (ii) the establishment and maintenance of a global safety database for the Products, in each case in accordance with applicable Laws. [***]. The Parties will exchange all relevant safety data relating to the Products within appropriate timeframes and in an appropriate format to ensure compliance with the reporting requirements of all applicable Regulatory Authorities.
4.9
Regulatory Matters.

(a)
Regulatory Filings. [***]. The Regulatory Lead shall provide the JSC with a draft of all such Regulatory Filings at least thirty (30) days prior to submission to a Regulatory Authority to allow the JSC a reasonable opportunity to review and comment on such Regulatory Filings. The Regulatory Lead shall consider the JSC’s comments on such Regulatory Filings in good faith. The other Party shall provide reasonable cooperation and assistance to the Regulatory Lead in obtaining Regulatory Approvals for the applicable Product, including by providing necessary documents or other materials required by applicable Law or requested by any Regulatory Authority.
(b)
Communications with Regulatory Authorities. The Regulatory Lead for a Product shall be responsible for all communications with any Regulatory Authority relating to such Product in the Territory. The Regulatory Lead shall notify the JSC of all material correspondence and communications with a Regulatory Authority relating to such Product promptly after receipt. The Regulatory Lead for a Product shall notify the other Party of any scheduled meeting with a Regulatory Authority in the Territory relating to such Product and, if requested by such other Party and to the extent permitted by applicable Law and the relevant Regulatory Authority, shall permit a Representative of such other Party to attend such meeting.
(c)
Regulatory Inspections. If any Regulatory Authority: (i) contacts a Party or any of its Sublicensees or Subcontractors with respect to the alleged improper Development, Manufacture, or Commercialization of any Product; (ii) conducts, or gives notice of its intent to conduct, an inspection at such Party’s or any of its Sublicensees’ or Subcontractors’ facilities used in the Development or Manufacturing of any Product; or (iii) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of such Party or any of its Sublicensees or Subcontractors that could reasonably be expected to adversely affect the Development, Manufacture, or Commercialization of any Product, then such Party shall promptly notify the other Party of such contact, inspection, or notice, provide the other Party with copies of all communications, records, and other Regulatory Materials provided to or received from the Regulatory Authority in connection therewith, and, if requested by such other Party and to the extent permitted by applicable Law and the relevant Regulatory Authority, permit a Representative of such other Party to attend such inspection.
(d)
Rights of Reference. For no additional consideration, each Party hereby grants to the other Party and its Sublicensees a Right of Reference and Use, as that term is defined in 21 C.F.R. § 314.3(b), to all of its Regulatory Materials to the extent necessary or reasonably useful for such other Party to Develop any Product in the Territory. Each Party agrees to provide an appropriate Letter of Authorization upon request of the other Party to enable reference of Regulatory Materials on file with a Regulatory Authority.

5.
Commercialization.

5.1
Commercialization Plan and Budget.
(a)
The Parties shall conduct all Commercialization of Products in the Field in the Territory in accordance with a written plan prepared by the JSC (each such plan, as updated or amended from time to time in accordance with Section 5.8,“a “Commercialization Plan and Budget”).
(b)
Within ninety (90) days of beginning a Phase 3 Clinical Trial for a Product, and no later than sixty (60) days prior to the anticipated Regulatory Approval of any Product, the JSC shall prepare and share with the Parties, the Commercialization Plan and Budget for such Product.
(c)
Each Commercialization Plan and Budget will set out:
(i)
the identity of the Product and each indication for Commercialization in the Territory;
(ii)
a coordinated Commercialization strategy for such Product in the Territory, including a timeline and reasonably detailed description of the key elements of such Product’s Commercialization strategy (including branding, marketing, advertising, market access, pricing and reimbursement, and sales force positioning);
(iii)
the allocation of responsibility between the Parties for all Commercialization activities (pre- and post-First Commercial Sale) that the Parties agree to conduct for such Product, [***];
(iv)
a Manufacturing plan for commercial supply of such Product following Regulatory Approval, which shall provide, among other things, [***] (each, a “Commercial Manufacturing and Supply Plan”);
(v)
a non-binding sales and marketing expenditures forecast;
(vi)
a non-binding projection of Net Sales of such Product; and
(vii)
a good faith estimated budget for all such Commercialization activities, including the number of FTEs committed by each Party and anticipated Out-of-Pocket Costs for the next three (3) Annual Periods.
5.2
Allocation of Commercialization Activities. The Commercial Lead shall be primarily responsible for the Commercialization of each Product in the Field in the Territory with the support of the other Party as set forth in the Commercialization Plan and Budget and the Parties will share in the Pre-Tax Profit (Loss) of such Commercialization pursuant to Section 6.2. Each Commercialization Plan and Budget will allocate responsibility between the Parties for all Commercialization activities following receipt of Regulatory Approval for the Product and each indication covered by such Commercialization Plan and Budget. Neither Party shall, and shall ensure that its Sublicensees do not, conduct any Commercialization of the Products in the Field in the Territory, except as expressly permitted under this Agreement and in accordance with the applicable Commercialization Plan and Budget.
5.3
Commercialization Efforts.
(a)
Each Party shall: (i) perform, directly or through its Sublicensees or Subcontractors, to the extent permitted herein, the Commercialization activities allocated to it under each Commercialization Plan and Budget in accordance with the timelines and budgets set forth therein, and shall cooperate with the other Party in carrying out such activities; and (ii) achieve First Commercial Sale of each Product in the Field in the Territory as promptly as practicable after receipt of Regulatory Approval for such Product in the Territory.
(b)
Subject to the terms and conditions of this Agreement including Section 9.3, each Party will have day-to-day operational control over the performance of its respective Commercialization activities.
(c)
Notwithstanding anything to the contrary contained herein, if either Party believes in good faith that performance of a particular Commercialization activity would violate applicable Law or that a Safety/Efficacy Issue exists with respect to any Product, then such Party shall notify the other Party and the Parties shall discuss such issue. Following consideration of EVT’s comments in good faith, GreenLight, in its sole discretion, will determine whether to terminate, suspend, modify, or continue such Commercialization activity or amend the Commercialization Plan and Budget for such Product.
5.4
Commercial Manufacturing and Supply. [***]. Each Commercial Manufacturing and Supply Plan will be incorporated into, and form part of, the applicable Commercialization Plan and Budget and will be reviewed and approved as part of the applicable Commercialization Plan and Budget in accordance with Section 5.1 and updated in accordance with Section 5.8. Each Commercial Manufacturing and Supply Plan shall include reasonable and customary terms concerning compliance with cGMP, quality assurance, and quality control, taking into account where applicable each Party’s standard operating procedures.
5.5
Promotional Materials. The Parties shall jointly be responsible for the creation and production of all sales, marketing, promotion, and advertising materials (including digital communications on websites) for use in the Commercialization of Products in the Field in the Territory (“Promotional Materials”). All Promotional Materials must comply with the applicable Regulatory Approvals and other applicable Laws and be consistent with the Commercialization strategy for the applicable Product set forth in the Commercialization Plan and Budget. The Parties shall submit representative samples of Promotional Materials to the JSC for review and approval and maintain copies of Promotional Materials to the extent required by applicable Law. The Parties shall only use Promotional Materials in connection with the Commercialization of Products in the Field in the Territory in accordance with this Agreement.

5.6
Recalls, Market Withdrawals, or Corrective Actions. In the event that any Regulatory Authority issues a warning or untitled letter, requests a recall or takes a similar action in connection with any Product, or either Party determines that an event, incident, or circumstance has occurred that may result in the need for a recall or market withdrawal of a Product, in each case, in the Field in the Territory, the Party aware of such actual or anticipated recall or similar action shall immediately notify the other Party, and the JSC shall convene a meeting to discuss such recall, market withdrawal, or similar action within twenty-four (24) hours after such notification. [***].
5.7
Reporting. Within thirty (30) days after the end of each Quarterly Period, each Party shall provide to the JSC a written report summarizing its Commercialization activities performed with respect to each Product during such Quarterly Period, including marketing and promotion expenditures, sales, and Manufacturing activities related to supply of the Products for Commercialization purposes. At each JSC meeting, the Parties shall discuss the status, progress, and results of the Parties’ Commercialization activities.
5.8
Updates and Amendments.
(a)
At least once each Quarterly Period, the JSC shall review each then-current Commercialization Plan and Budget and each Party’s and its Sublicensees’ performance under such Commercialization Plan and Budget. The JSC may prepare amendments to any Commercialization Plan and Budget from time to time to reflect such performance.
(b)
No later than sixty (60) days prior to the end of each Annual Period, the JSC shall prepare an updated Commercialization Plan and Budget for each Product being Commercialized for the following Annual Period. As part of the annual update of each Commercialization Plan and Budget, the JSC shall prepare an updated budget for the following Annual Period and a forecast of the annual budgets for Commercialization of the applicable Product for the next three (3) Annual Periods.
(c)
The Commercialization Plan and Budget may only be amended by the JSC in accordance with Section 3.53.5(a). Each amended and updated Commercialization Plan and Budget will be effective and supersede the previous Commercialization Plan and Budget as of the date of such approval.
6.
Financial Terms.
6.1
Development Cost-Sharing.
(a)
Allocation. [***]. Thereafter, subject to the remainder of this Section 6.1, on a Product-by-Product basis, the Parties shall share all Development Costs for the Development of Products under this Agreement, with GreenLight bearing fifty percent (50%) and EVT bearing fifty percent (50%) of all Development Costs. Development Costs will initially be borne by the Party incurring such costs; provided that the Parties shall reconcile such Development Costs and make payments in accordance with Section 6.1(c) to achieve the foregoing agreed allocation for each Quarterly Period.

(b)
Reporting. Within fifteen (15) days after the end of each Quarterly Period in which any Development Costs are incurred, each Party shall submit to the other Party an itemized written report, in such format as mutually agreed by the Parties, of Development Costs incurred by or on behalf of such Party for such Quarterly Period, together with reasonable supporting documentation.
(c)
Reconciliation. The Parties shall each review and reconcile such written reports and cooperate with each other to determine and calculate any amount owed by either Party to the other Party to ensure the appropriate sharing of Development Costs in accordance with Section 6.1(a) (“Development Reconciliation Payment”). The Party that is owed a Development Reconciliation Payment shall invoice the other Party within thirty (30) days of such determination, and the Party owing a Development Reconciliation Payment shall pay such amount within thirty (30) days after receipt of the invoice. Any Development Costs incurred in excess of the agreed upon Development Plan and Budget in any Quarterly Period will be subject to Section 6.1(d)
(d)
Overage. Each Party shall use commercially reasonable efforts to perform its Development activities within the budget set out in the applicable Development Plan and Budget. If in any Quarterly Period a Party incurs or expects to incur Development Costs above the Development Costs budgeted to such Party in such Quarterly Period under the applicable Development Plan and Budget, such Party shall promptly notify the JSC and provide an explanation for the overage. To the extent any such overage does not exceed five percent (5%) the Development Costs budgeted to such Party in such Quarterly Period (“Permissible Development Overage”), the JSC will amend the Development Plan and Budget to include the Permissible Development Overage in the Development Costs to be allocated between the Parties in accordance with Section 6.1(a). The JSC shall review and determine whether any excess Development Costs that do not constitute a Permissible Development Overage shall be subject to the agreed allocation under Section 6.1(a) or whether it will be solely borne by the Party incurring such overage.
(e)
Disputed Development Costs. In the event that either Party identifies a discrepancy in or otherwise disputes the amount of Development Costs reported by the other Party or the calculation of any Development Reconciliation Payment, such Party shall submit the matter for consideration to the JSC; provided, however, that the Party owing a Development Reconciliation Payment shall pay such portion of the Development Reconciliation Payment that is not in dispute in accordance with Section 6.1(c). If, with the assistance of the JSC, the Parties cannot resolve any such dispute within thirty (30) days after it is submitted, the Party raising the dispute may request an audit in accordance with Section 6.5(b).
6.2
Pre-Tax Profit (Loss) Sharing.
(a)
Allocation. Subject to the remainder of this Section 6.2, on a Product-by-Product basis, commencing with the First Commercial Sale of Products in the Territory, the Parties shall share in the Pre-Tax Profit (Loss) from Commercialization of Products under this Agreement, with GreenLight bearing (and entitled to) fifty percent (50%), and EVT bearing (and entitled to) fifty percent (50%) of Pre-Tax Profit (Loss) for such Product.
(b)
Revenue from a Third Party. [***].
(c)
Reporting. On a Product-by-Product basis, within fifteen (15) days after the end of each Quarterly Period beginning with the first Quarterly Period in which the First Commercial Sale of such Product occurs, each Party shall submit to the other Party an itemized written report, in such format as agreed upon by the Parties, setting forth: (i) the Net Sales of such Product by such Party and its Sublicensees in the Territory in such Quarterly Period, including (A) the number of Products sold, (B) the gross sales of such Product, and (C) the deductions from gross sales to calculate Net Sales (consistent with the categories set forth in the definition of Net Sales); (ii) any recoveries from an Enforcement Action brought by such Party in accordance with Section 7.3; and (iii) Commercialization Costs incurred by or on behalf of such Party for such Quarterly Period (including, for the Quarterly Period in which the First Commercial Sale of such Product occurs, any Commercialization Costs incurred with respect to such Product prior to such Quarterly Period for pre-First Commercial Sale activities), together with reasonable supporting documentation.
(d)
Reconciliation. Within thirty (30) days after receipt of such written reports, the JSC shall prepare and submit to each Party a written report setting forth: (i) the calculation of Pre-Tax Profit (Loss) for such Quarterly Period; (ii) any deviations of Commercialization Costs incurred by the Parties in such Quarterly Period from the budget set forth in the applicable Commercialization Plan and Budget; and (iii) the calculation of any amount owed by either Party to the other Party to ensure the appropriate sharing of such Pre-Tax Profit (Loss) in accordance with Section 6.2(a) (“Pre-Tax Profit (Loss) Reconciliation Payment”). The Party that is owed a Pre-Tax Profit (Loss) Reconciliation Payment shall invoice the other Party within thirty (30) days of receipt of such report from the JSC, and the Party owing a Pre-Tax Profit (Loss) Reconciliation Payment shall pay such amount within thirty (30) days after receipt of the invoice. Any Commercialization Costs incurred in excess of the agreed upon Commercialization Plan and Budget in any Quarterly Period will be subject to the terms set forth in Section 6.2(d).
(e)
Overage. Each Party shall use commercially reasonable efforts to perform its Commercialization activities within the budget set out in the applicable Commercialization Plan and Budget. If in any Quarterly Period a Party incurs or expects to incur Commercialization Costs in excess of that budgeted to such Party in such Quarterly Period under the applicable Commercialization Plan and Budget, such Party shall promptly notify the JSC and provide an explanation for the overage. To the extent any such overage does not exceed five percent (5%) of the Commercialization Costs budgeted to such Party in such Quarterly Period (“Permissible Commercialization Overage”), the JSC will amend the Commercialization Plan and Budget to include the Permissible Commercialization Overage in the Commercialization Costs to be included in the Pre-Tax Profit (Loss) calculation. The JSC will review and determined whether any excess Commercialization Costs that do not constitute a Permissible

Commercialization Overage shall be subject to the agreed allocation under Section 6.2(a) or whether it will be solely borne by the Party incurring such overage.
(f)
Disputed Commercialization Costs. In the event that either Party identifies a discrepancy in or otherwise disputes the amount of Commercialization Costs reported by the other Party or the calculation of any Pre-Tax Profit (Loss) Reconciliation Payment, such Party shall submit the matter for consideration to the JSC; provided, however, that the Party owing a Commercialization Reconciliation Payment shall pay such portion of the Commercialization Reconciliation Payment that is not in dispute in accordance with Section 6.2(c). If with the assistance of the JSC the Parties cannot resolve any such dispute within thirty (30) days after it is submitted, the Party raising the dispute may request an audit in accordance with Section 6.5(b).
6.3
Payment Method. Each Party shall make all payments under this Agreement in U.S. dollars by wire transfer of immediately available funds to a bank account designated in writing by the other Party.
6.4
Taxes. Each Party shall make all payments to the other Party under this Agreement without deduction or withholding for taxes, duties, or charges of any kind imposed by any federal, state, or local Governmental Authority except to the extent that any such deduction or withholding is required by applicable Law in effect at the time of payment. The Parties shall reasonably cooperate with one another to reduce or minimize any applicable taxes, including in seeking any tax exemption or credit that may be available with respect to any Product.
6.5
Records and Audit.
(a)
Recordkeeping. Each Party shall maintain complete and accurate records in sufficient detail in relation to this Agreement to permit the other Party to confirm the amount of any other payments due under this Agreement. Each Party shall keep such books and records for such period of time as may be required by applicable Law.
(b)
Audit. Upon reasonable prior notice to the other Party, either Party may request to have such records inspected during regular business hours at such place or places where such records are customarily kept by an independent certified public accountant (“Auditor”) selected by such Party and reasonably acceptable to the other Party for the sole purpose of verifying the accuracy of the financial reports furnished by such other Party or of any payments made, or required to be made, by such other Party pursuant to this Agreement. All information and materials made available to or otherwise obtained or prepared by or for the Auditor in connection with such audit will be the audited Party's Confidential Information. Prior to conducting the audit, the Auditor must enter into a written agreement containing confidentiality and nondisclosure obligations at least as restrictive as those provided in Section 8. Such audits will be limited to once per Annual Period and once with respect to records covering any specific time period. The Auditor shall not disclose the audited Party's Confidential Information to the requesting Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments by the audited Party under this Agreement. If the final result of the audit reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount must be settled within thirty (30) days after the Auditor's report. The requesting Party shall bear the full cost of such audit unless such audit reveals an underpayment of more than fifteen percent (15%) by the audited Party, in which case the audited Party shall reimburse the requesting Party for the costs of such audit.
7.
Intellectual Property Rights.
7.1
Ownership.
(a)
Background Technology. [***].
(b)
GreenLight Collaboration Technology. [***].
(c)
EVT Collaboration Technology. [***] .
(d)
Joint Collaboration Technology. [***].
(e)
Inventorship. The inventorship, authorship, or other origination of Collaboration Technology will be determined in accordance with United States patent, copyright, or other applicable intellectual property Law. The Parties shall work together through the JSC to resolve any issues regarding inventorship or ownership of such Collaboration Technology.
(f)
Employees and Contractors. Each Party shall promptly disclose to the other Party all Collaboration Technology arising from the activities of such Party. Each Party shall fully cooperate and take all further actions, as the other Party may reasonably request and at the requesting Party's expense, to effectuate the allocation of ownership set forth in this Section 7.1. Without limiting the foregoing, each Party shall ensure that each of its and its Sublicensees' employees, agents, and independent contractors (including Subcontractors) performing Collaboration activities, before commencing such activities, is bound by written invention assignment and confidentiality obligations.
7.2
Prosecution and Maintenance.
(a)
Background Patent Rights.[***].
(b)
Collaboration Patents. [***].
(c)
Joint Collaboration Patents. [***].
(d)
Cooperation. Each Party shall, and shall cause its Affiliates and Representatives to, provide all reasonable assistance and cooperation in connection with Prosecution and Maintenance activities under this Section 7.2, including by making its employees, agents, and independent contractors reasonably available and executing any necessary documents or instruments, including powers of attorney.

(e)
Costs. Except as otherwise expressly set forth herein, all Out-of-Pocket Costs incurred in connection with Prosecution and Maintenance of Joint Collaboration Patents will be shared in accordance with Section 6.1.
(f)
Joint Research Agreement. This Agreement is intended to and hereby does serve as a "joint research agreement" for purposes of Section 102(c) of the U.S. Patent Act, 35 U.S.C. § 102(c). In the event that either Party to this Agreement intends to overcome a rejection of a claimed invention covered by any Collaboration Patent or pursuant to the provisions of 35 USC § 102(a)-(d), such Party shall first obtain the prior written consent of the other Party. Following receipt of such written consent, such Party shall limit any amendment to the specification or statement to the U.S. Patent and Trademark Office with respect to this Agreement (including the disclosure of such other Party as a party hereto) to that which is strictly required by the applicable subsection of 35 USC § 102 and the rules and regulations promulgated thereunder and consistent with the terms and conditions of this Agreement (including the scope of the applicable Development Plan and Budget).
7.3
Enforcement.
(a)
Notification. If either Party becomes aware of any known or suspected infringement or misappropriation by a Third Party of any Background Technology or Collaboration Technology in the Field in the Territory, including any submission to a Regulatory Authority of a Regulatory Filing for a generic or biosimilar product referencing a Product, such Party shall notify the other Party promptly (and in no event later than thirty (30) days prior to the applicable deadline for filing a response) and provide the other Party with all information available to it regarding such matter.
(b)
Enforcement Action. As between the Parties, the Prosecuting Party will have the first right, but not the obligation, to initiate a suit or take other appropriate action to enforce any Background Patent or Collaboration Patent against infringement by a Third Party in the Field (an “Enforcement Action”) and will be deemed the Controlling Party with respect to such Enforcement Action. If the Prosecuting Party does not initiate an Enforcement Action with respect to any Joint Collaboration Patent within thirty (30) days after the notice provided pursuant to Section 7.3(a), the other Party will have the right to initiate and control such Enforcement Action, and such other Party will thereafter be deemed the Controlling Party with respect to such Enforcement Action.
(c)
Cooperation. The Controlling Party shall keep the other Party reasonably informed of the progress of any Enforcement Action and consider in good faith any comments provided by the non-Controlling Party with respect thereto. The non-Controlling Party shall provide all assistance and cooperation as the Controlling Party may reasonably request in connection with any Enforcement Action. Without limiting the foregoing, the non-Controlling Party shall: (i) execute all documents and perform such other acts as may be reasonably required to permit the Enforcement Action to be initiated or conducted, including being joined as a party to an Enforcement Action; and (ii) waive any objection to such joinder on the grounds of personal jurisdiction, venue, or forum non conveniens. To the extent deemed necessary or advisable by the Parties’ counsel, the Parties shall enter into a common interest agreement wherein the Parties agree to their shared, mutual interest concerning the outcome of such Enforcement Action.
(d)
Settlement. The Controlling Party with respect to any Enforcement Action pursuant to this Section 7.3 may enter into a settlement, consent judgment, or other voluntary final disposition thereof without the non-Controlling Party’s consent; provided that such settlement or other disposition does not require any payment or other liability or admission by the non-Controlling Party and could not otherwise reasonably be expected to adversely affect the non-Controlling Party, any of the rights granted hereunder, or the scope or enforceability of any Patent Right of the non-Controlling Party or any Collaboration Patent. Any other settlement, consent judgment, or voluntary final disposition of any Action requires the prior written consent of the non-Controlling Party, which consent shall not be unreasonably withheld, conditioned, or delayed.
(e)
Costs and Recoveries. Except as otherwise expressly set forth herein, all Out-of-Pocket Costs incurred by the Controlling Party or non-Controlling Party in connection with an Enforcement Action with respect to any Joint Collaboration Patent will be Collaboration IP Costs and any recoveries resulting from such Enforcement Action (including by settlement or other disposition) will be included in the calculation of Pre-Tax Profit (Loss) under Section 6.2.
7.4
Third-Party Intellectual Property Claims.
(a)
Notice. Each Party shall promptly notify the other Party upon becoming aware of any actual or threatened claim that the Development, Manufacture, or Commercialization of any Product infringes or misappropriates the Intellectual Property Rights of a Third Party in the Field in the Territory (each, excluding any defense or counterclaim in connection with an Enforcement Action, a "Third-Party IP Claim").
(b)
Defense. Except as expressly set forth in Section 10, each Party will have the right, but not the obligation, to defend against any Third-Party IP Claim asserted against such Party (the "Defending Party") at its sole expense and with counsel of its choosing. The Defending Party shall keep the other Party reasonably informed of all material developments in connection with any Third-Party IP Claim, and the non-Defending Party shall reasonably cooperate with and offer reasonable assistance to the Defending Party, at the Defending Party's cost and expense. The Defending Party shall not settle any Third-Party IP Claim in a manner that would require any payment or other liability or admission by the non-Defending Party or otherwise take any action in connection with such Third-Party IP Claim that could reasonably be expected to adversely affect the non-Defending Party, any of the rights granted hereunder, or the scope or enforceability of any Patent Right owned by the non-Defending Party or any Collaboration Patent, without the other Party's prior written consent.

(c)
Costs. Except as otherwise expressly set forth herein, all Out-of-Pocket Costs incurred by the Defending Party or non-Defending Party in connection with a Third-Party IP Claim with respect to any Product will be Collaboration IP Costs.
(d)
Third-Party License.[***].
8.
Confidentiality.
8.1
Confidentiality Obligations. Each Party acknowledges that it may receive or gain access to the other Party's Confidential Information during the Collaboration. Except as provided in Section 8.2 or otherwise agreed in writing by the Parties, each Party, as the receiving Party of the other Party's Confidential Information, shall, during the Term and for seven (7) years thereafter:
(a)
use at least the same standard of care to protect and safeguard the confidentiality of the disclosing Party's Confidential Information as the receiving Party uses to protect its own Confidential Information (but no less than reasonable care); and
(b)
not use or disclose, nor permit to be used or accessed, the disclosing Party's Confidential Information for any purpose other than to exercise the receiving Party's rights or perform its obligations under this Agreement.
8.2
Exceptions. Notwithstanding the foregoing obligations of confidentiality and restrictions on use, the receiving Party may disclose the disclosing Party's Confidential Information:
(a)
to the receiving Party's and its Affiliates' employees, agents, or independent contractors (including Subcontractors) who (i) have a need to know such Confidential Information to assist the receiving Party or act on its behalf in accordance with Section 8.1(b); and (ii) are bound by written agreements containing nonuse, confidentiality and nondisclosure obligations at least as restrictive as those set forth in Section 8.1; provided that the receiving Party shall ensure compliance with, and be liable for any breach of, Section 8.1 by any such employees, agents, or independent contractors; and
(b)
to the extent necessary to comply with a court order or other applicable Law, including regulations promulgated by security exchanges; provided that the receiving Party shall provide prompt notice of such required disclosure to the disclosing Party and cooperate with the disclosing Party's efforts to obtain a protective order, confidential treatment, or other limitation on such required disclosure.
8.3
Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information, monetary damages may not be a sufficient remedy for any breach of this Section 8. Therefore, in addition to all other remedies available at Law, a Party is entitled to seek injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 8.

8.4
Public Announcements..
8.5
Publications. Neither Party shall make any Publication regarding any Product, the Development, Manufacturing, Commercialization, or otherwise regarding any such Product without the prior written consent of the other Party.
9.
Representations and Warranties; Covenants.
9.1
Mutual Representations and Warranties. Each Party represents and warrants to the other that:
(a)
it is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, organization, or chartering, and has the full power and authority to enter into this Agreement and to perform its obligations;
(b)
the execution of this Agreement by such Party’s Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of such Party;
(c)
when executed and delivered by such Party, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms;
(d)
the execution, delivery, and performance of this Agreement by such Party does not violate, conflict with, require consent under, or result in any breach of or default under (i) any applicable Law (except for Regulatory Approvals as may be required for Development or Commercialization of the Products in the Territory) or (ii) the provisions of any contract, instrument, or understanding to which it is a party or by which it is bound; and
(e)
it has not been debarred or disqualified and is not the subject of any pending or threatened debarment or disqualification proceedings or other notice of non-compliance or enforcement action by any Regulatory Authority.
9.2
Additional Representations and Warranties.
(a)
GreenLight. GreenLight represents and warrants to EVT that:
(i)
[***].
(ii)
[***]
(iii)
[***]

(b)
EVT. EVT represents and warrants to GreenLight that:
(i)
[***]

(ii)
[***]
(iii)
[***]
9.3
Covenants.
(a)
Mutual Covenants
(i)
Compliance with Laws. Each Party shall comply and shall cause its and their employees, agents, and independent contractors comply with all applicable Laws in the exercise of its rights and performance of its obligations under this Agreement, including, without limitation, (i) the FFDCA, title 21 of the Code of Federal Regulations, and guidelines promulgated by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, as applicable, (ii) all applicable Laws relating to data security and privacy, and (iii) all applicable export control, anti-corruption, and anti-bribery Laws. Without limiting the foregoing, each Party shall not, and shall ensure that its and their employees, agents, and independent contractors do not, directly or indirectly, offer, give, pay, promise to pay, or authorize the payment of any bribes, kickbacks, influence payments, or other unlawful or improper inducements to any Person (including any Regulatory Authority) in whatever form (including gifts, travel, entertainment, contributions, or anything else of value).
(ii)
Debarment. Each Party shall not employ or engage any Person who has been debarred or disqualified or, to its knowledge, is the subject of any pending or threatened debarment or disqualification proceedings or enforcement action by a Regulatory Authority in connection with activities relating to the Joint Development Products. Each Party shall immediately notify the other Party in writing if it or any Person they have employed or engaged in connection with activities relating to the any Joint Development Product has been debarred or disqualified or is the subject of any pending or threatened debarment or disqualification proceedings or enforcement action by a Regulatory Authority, and such Party shall cease employing or using the services of such Person in connection with this Agreement.
(b)
EpiVax Covenants
(i)
[***].
9.4
No Guarantee of Success. Notwithstanding anything to the contrary in this Agreement, neither Party makes any representation, warranty, or covenant, express or implied, that any Product will be successfully Developed or, if Regulatory Approval is obtained, Commercialized. Nothing in this Agreement will be construed as representing an estimate or projection of the successful Development or Commercialization of any Product or anticipated sales or the actual value of any Product that may be successfully Developed or Commercialized under this Agreement.
9.5
Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, ABSENCE OF ERRORS OR OMISSIONS, ACCURACY, OR COMPLETENESS (INCLUDING OF ANY CONFIDENTIAL INFORMATION (INCLUDING MATERIAL) OR TECHNICAL ASSISTANCE PROVIDED HEREUNDER), THE PROSPECTS OR LIKELIHOOD OF SUCCESS (FINANCIAL OR OTHERWISE) OF THE COLLABORATION OR THE PRODUCTS, OR THE VALIDITY, SCOPE, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS.
10.
Indemnification.
10.1
Indemnification by GreenLight. GreenLight shall indemnify, defend, and hold harmless EVT and its Affiliates, and each of EVT’s ’and its ’Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a "EVT Indemnified Party") from and against all Losses arising out of or resulting from any claim, suit, action, or proceeding by any Third Party ("Indemnified Claim") relating to: (a) [***]; or (b) [***]; except in each case to the extent any such Losses are covered by EVT’s indemnification obligations under Section 10.2.
10.2
Indemnification by EVT. EVT shall indemnify, defend, and hold harmless GreenLight and its Affiliates, and each of GreenLight’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a “GreenLight Indemnified Party”) from and against all Losses arising out of or resulting from any Indemnified Claim relating to: (a) [***]; or (b) [***]; except in each case to the extent any such Losses are covered by GreenLight's indemnification obligations under Section 10.1.
10.3
Indemnification Procedure. An Indemnified Party shall promptly notify the Party from whom it is seeking indemnification ("Indemnifying Party") upon becoming aware of an Indemnified Claim with respect to which the Indemnifying Party is obligated to provide indemnification under this Section 10. The Indemnifying Party shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel of its own choosing, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party's sole cost and expense. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any Indemnified Claim on any terms or in any manner that adversely affects the rights of any Indemnified Party without the Indemnified Party's prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party fails or refuses to assume control of the defense of an Indemnified Claim, the Indemnified Party may, but is not obligated to, defend against such Indemnified Claim, including settling such Indemnified Claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party's failure to perform any obligation under this Section 10.3 nor any act or omission of the Indemnified Party in the defense or settlement of any Indemnified Claim will relieve the Indemnifying Party of its obligations under this Section 10, including with respect to any Losses, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result thereof.
10.4
Insurance.

(a)
Insurance Coverage. Each Party shall, at its sole cost and expense, maintain adequate liability insurance (including product liability insurance and clinical trial insurance, if and when applicable) to protect against potential liabilities and risk arising out of the activities to be performed under this Agreement, and any agreement related hereto and upon such terms as are customary in the pharmaceutical industry in the applicable territory. For clarity, this Section 10.4 does not limit either Party's obligations or liability (including with respect to its indemnification obligations) hereunder.
(b)
Evidence of Insurance. Each Party shall provide to the other Party a certificate of insurance evidencing the coverage required under Section 10.4(a) within upon the other Party's request.
10.5
Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), STATUTE, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS DO NOT APPLY TO: (A) A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 10; OR (B) LOSSES ARISING OUT OF OR RELATING TO A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8.
11.
Term and Termination.
11.1
Term. This Agreement is effective as of the Effective Date and, unless earlier terminated in accordance with this Section 11, will continue in full force and effect until date on which [***] (the "Term").
11.2
Termination upon Certain Events. [***].
11.3
Termination for Material Breach.Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within sixty (60) days ("Cure Period") after receiving written notice of such breach; provided, however, that the Cure Period may be extended at the non-breaching Party's discretion.
11.4
Insolvency.
(a)
Termination for Insolvency. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to meet its obligations as they become due in the general course; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law that is not discharged within ninety (90) days after such filing or initiation of such proceeding; (iv) makes or seeks to make a general assignment for the benefit of creditors; or (v) appoints or has appointed a receiver, trustee, custodian, or similar agent over substantially all of its property that is not discharged within ninety (90) days after such appointment.
(b)
No Limitation of Rights. All rights, powers and remedies of each Party provided in this Section 11.4 are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at Law or in equity (including the Code) in the event of the commencement of a case under the Code involving the other Party.
11.5
Effects of Termination. Upon any expiration or termination of this Agreement by either Party, the following will apply (if this Agreement is terminated on a Product-by-Product basis, only for the affected Product(s)):
(a)
Licenses.[***].
(b)
Ongoing Development and Commercialization.:
(i)
[***];
(ii)
[***]; and
(iii)
[***].

in each case of (i), (ii), and (iii) in accordance with accepted pharmaceutical industry norms and ethical practices and subject to Section 11.5(d).

(c)
Reconciliation. Within thirty (30) days after such termination, each Party shall provide the other with an itemized written report of Development Costs, Net Sales, and Commercialization Costs and other amounts incurred or received by such Party that are subject to the Parties' Development Cost and Pre-Tax Profit (Loss) sharing obligations through the effective date of termination and, with respect to Development Costs, any wind down or transfer period under Section 11.5(c), together with reasonable supporting documentation, for the purpose of calculating a final reconciliation in accordance with Section 6.1 and Section 6.2, as applicable. The Parties shall conduct a final reconciliation of such costs and payments within thirty (30) days after receipt of such report and supporting documentation. The Party that is due a Development Reconciliation Payment or Pre-Tax Profit (Loss) Reconciliation Payment shall invoice the other Party within thirty (30) days of receipt of such report from the JSC, and the Party owing a Development Reconciliation Payment or Pre-Tax Profit (Loss) Reconciliation Payment shall pay such amount within thirty (30) days after receipt of the invoice.
(d)
Inventory. If either Party has any inventory of Products upon expiration or termination of this Agreement, the Parties shall mutually agree on whether to assign and transfer such inventory to one Party, dispose and/or sell such Products, or some other course of action; subject to the cost and profit sharing obligations each Party under this Agreement, as applicable. .
(e)
Confidential Information. Each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party's possession or control containing Confidential Information of the other Party, except that each Party may keep one copy of such materials for legal archival purposes subject to continuing confidentiality obligations in accordance with Section 8.
11.6
Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of expiration or termination. Without limiting the foregoing, Section 1 (Definitions) and the rights and obligations of the Parties set forth in Section 6.5 (Records and Audit), Section 7.1 (Ownership), Section 8 (Confidentiality; Publicity) (excluding Section 8.4 and 8.5), Section 9 (Representations and Warranties) (excluding Section 9.3), Section 10 (Indemnification), Section 11.5 (Effects of Termination), Section 12 (Dispute Resolution), and Section 15 (Miscellaneous), and any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive expiration or termination of this Agreement, will survive any such expiration or termination.
12.
Dispute Resolution.
12.1
Objective. The Parties recognize that disputes, controversies, or claims arising out of or in connection with this Agreement or its interpretation, breach, termination, or invalidity (each, a "Dispute"), may from time to time occur during the Term. It is the Parties’ objective to establish procedures to facilitate the resolution of Disputes in an expedient manner by mutual cooperation and without resorting to litigation. To accomplish this objective, subject to Section 12.3, the Parties shall follow the procedure set forth in this Section 12 to resolve any Dispute. Either Party may initiate the dispute resolution procedure of this Section 12 by giving the other Party notice ("Dispute Notice").
12.2
[***].
12.3
Equitable Remedies; Court Proceedings. Notwithstanding the foregoing or anything to the contrary in this Agreement, either Party may initiate court proceedings in any court of competent jurisdiction for:

(a)
[***]; or
(b)
[***].
12.4
Excluded Matters. [***].
12.5
Continued Performance. Each Party shall continue to perform its obligations under the Agreement pending final resolution of any Dispute unless to do so would be impossible or impracticable under the circumstances. If either Party receives a Dispute Notice, then any associated time to cure will be stayed pending the resolution of the issue pursuant to this Section 12.
13.
Force Majeure. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts of God, flood, fire, earthquake, or other acts of nature, or explosion, war, terrorism, invasion, riot, or other civil unrest, embargoes or blockades in effect on or after the Effective Date, epidemics (but excluding the COVID-19 pandemic), national or regional emergency, strikes, labor stoppages or slowdowns, or other industrial disturbances, any governmental order, Law, or action (each, a "Force Majeure Event"). The affected Party shall give notice to the other Party, stating the period of time the occurrence is expected to continue. The affected Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The affected Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. If the affected Party's failure or delay remains uncured for a period of ninety (90) days following notice given by it under this Section 13, the non-affected Party may terminate this Agreement upon written notice to the affected Party.
14.
Assignment.
14.1
Except as otherwise expressly provided in this Agreement, neither Party may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations, hereunder without the prior written consent of the other Party; provided, however, that either Party may make such an assignment, delegation, or other transfer, in whole or in part, without the other Party's consent:

(a)
to an Affiliate; provided that the assigning Party shall remain liable and responsible for the performance of all obligations and compliance with all other terms and conditions of this Agreement by such Affiliate; or
(b)
in connection with the transfer or sale to a Third Party of all or substantially all of the business or assets of such Party ("Acquirer"), whether by Change of Control, restructuring, or other transaction, and whether this Agreement is expressly assigned or is assumed by the Acquirer by operation of law.
14.2
[***].
14.3
No delegation or other transfer by a Party will relieve such Party of any of its obligations under this Agreement. Any purported assignment or other transfer in violation of this Section 14 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.
15.
Miscellaneous.
15.1
Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement, including upon expiration or termination of this Agreement in accordance with Section 11.5.
15.2
Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.
15.3
Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice") in writing and addressed to the other Party at its address set out below (or to any other address the receiving Party may designate from time to time in accordance with this Section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only: (a) upon receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

If to GreenLight:	29 Hartwell Avenue, Lexington, MA 02421 Attention: Andrey Zarur, Chief Executive Officer [***] Kimberly Warren, SVP, BD, Human Health [***] Copy to: Nina Thayer, Deputy General Counsel [***]
If to EVT:	EPIVAX THERAPEUTICS [***] Attention: NICOLE RUGGIERO, CEO [***] Copy to: [***] Duane Morris LLP, 1540 Broadway, NY NY 10036

Email: [***]

15.4
Interpretation. For purposes of this Agreement: (a) the words "include," "includes," and "including" will be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
15.5
Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.
15.6
Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related Schedules and Exhibits, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
15.7
No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or because of this Agreement.
15.8
Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof will be effective unless expressly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
15.9
Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive and are in addition to and not in substitution for any other rights or remedies that may now or subsequently be available at Law or in equity or otherwise.
15.10
Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
15.11
Governing Law; Submission to Jurisdiction.
(a)
This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the Commonwealth of Massachusetts.
(b)
Any Dispute for which a Party is permitted to bring a court proceeding shall be instituted in the federal courts of the United States or the courts of the Commonwealth of Massachusetts in each case located in the city of Boston and County of Suffolk, and each Party irrevocably submits to the exclusive jurisdiction and venue of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.
15.12
Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury for any court proceeding arising out of or relating to this Agreement or the transactions contemplated hereby for which a Party may bring such a court proceeding.
15.13
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (to which a PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

GREENLIGHT BIOSCIENCES, INC.

By_____________________

Name: Andrey Zarur

Title: CEO

EPIVAX THERAPEUTICS, INC.

By_____________________

Name: Nicole Ruggiero

Title: CEO

SCHEDULE A

EVT Technology

[***]

SCHEDULE B

GreenLight Technology

[***]

SCHEDULE C

[***]